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AMAG PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

Caligan Partners LP

Caligan Partners CV II LP

David Johnson

Samuel J. Merksamer

Paul Fonteyne

Lisa Gersh

Kenneth Shea

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Caligan Partners Issues Letter to AMAG Shareholders

AMAG’s Recent Public Letter Demonstrates Complete Disregard for Shareholders

Current Board’s Poor Decisions, Strategic Missteps and Lax Oversight Have Destroyed $1.1 Billion in Shareholder Value over Past Seven Years

Fresh Perspectives are Urgently Needed in Boardroom to Replace Ineffective Directors

And Reverse Value Destruction

Caligan’s Four Highly-Qualified Nominees Have the Experience and Skillsets Needed to Conduct Comprehensive Review and Make Immediate Changes

NEW YORK--(September 26, 2019)-- Caligan Partners LP (“Caligan”), one of the largest shareholders of AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (“AMAG” or the “Company”), today issued a letter to AMAG shareholders in connection with its campaign to replace four directors of AMAG.

The full text of the letter is below. Additional information, including a detailed presentation, can be found at www.saveamag.com.

September 26, 2019

Dear Fellow AMAG Pharmaceuticals Shareholder,

Caligan Partners owns approximately 10.3% of AMAG Pharmaceuticals ("AMAG" or the "Company") stock, making us one of the Company’s largest shareholders.

We are asking you to remove four incumbent directors at AMAG and replace them with new, highly-qualified nominees – Paul Fonteyne, Lisa Gersh, David Johnson and Kenneth Shea – who are dedicated to operating AMAG for the long-term benefit of all shareholders. We believe this refresh of the AMAG Board of Directors (the “Board”) is urgently needed to reverse the years of value destruction that has occurred at the Company.

Through poor decisions and lax oversight, the directors of AMAG have cost shareholders more than $1.1 billion over the last seven years. During that period, the value of AMAG’s stock has been cut almost in half, while the values of other companies in the biotech and specialty pharmaceutical industry have soared.

The Company has also suffered a multitude of significant setbacks during the tenure of the current CEO and Chairman:

•	They have acquired businesses and divested them shortly thereafter (at significant losses).
•	They have excessively spent shareholder dollars on disparate commercial infrastructure and disappointing product launches.
•	They have had multiple development and operational execution missteps.

Despite this list of failures, among others, the Board maintains that all is well at AMAG and that shareholders should simply accept their money-losing fate.

We disagree.

We think shareholders must act now, with extreme urgency, before additional value is destroyed. The status quo is no longer tenable. It is time for shareholders to demand improved performance and fresh perspectives in the boardroom.

AMAG’s Disregard for Shareholders

It is extremely telling that in its recent 3100-word letter, AMAG’s Board never acknowledges the significant financial harm it has caused AMAG shareholders. Instead, the Board claims to be “shocked” and “sad” that one of AMAG’s largest shareholders is disappointed by the massive losses investors have suffered under this Board’s failed stewardship. The Board goes so far as to claim that Caligan’s desire to stem these losses can be prompted only by “wild assumptions” and “lack of experience.”

The fact is that Caligan and the rest of AMAG’s shareholders are simply in a different place than this Board. Despite collectively pocketing millions of dollars in compensation during their tenures, and with the exception of one small purchase four years ago, none of the independent directors has bought a single share of AMAG in the open market in seven years. No wonder this Board is not bothered by the sharp decline in the Company’s share price – from $70 per share in July 2015 to $8 at the end of July 2019.

Incredibly, this Board fails to exhibit any self-reflection or empathy for the plight of shareholders who have invested capital in AMAG. The Board chastises us for tailoring peer groups for detailed analyses demonstrating AMAG’s underperformance, but, tellingly, never even attempts to show that the Company has matched the performance of any relevant peer group, over any period of time, on any important metric. Because it cannot.

Instead, the directors are seeking to protect their Board seats by insulting shareholders who speak out. But the Board is certainly not the victim here. The only constituency that has the right to be upset in this story are the long-suffering shareholders, for whom this Board has no apparent regard. This Board believes shareholders should be patient and quiet.

But AMAG’s stock has not generated a positive return over twenty-five years. For exactly how long does the Board expect its shareholders to remain silent?

The Facts Speak Volumes

The AMAG Board now claims to have had an epiphany in 2016, after which it adjusted the Company’s strategy. However, no one else seems to recognize the supposed merits of this strategy: since the end of 2016, the stock has fallen more than 70% and short interest in AMAG's stock has grown 50% to the second highest level of any U.S. pharmaceutical or biotech company.[1]

Multiple well-respected equity research analysts have expressed significant skepticism about this new plan. In fact, consensus estimates for the Company’s 2022 revenue are more than 30% below AMAG’s 2019 Analyst Day projections and AMAG trades at the lowest multiple of projected future revenue of any pharmaceutical company in the United States.[2]

Ignoring these financial indicators of dissatisfaction among the shareholder base and analyst community, AMAG grasps at the fact that its Board was “recently re-elected” without noting that its nominees ran unopposed. Their re-election is hardly an accomplishment about which to brag. Nearly 30% of the shares voted at the recent annual meeting opposed the re-election of AMAG’s Chairman, Gino Santini, despite the fact that he was essentially guaranteed to be re-elected.

AMAG has some great assets that can generate significant cash flow, profits and shareholder value – but plowing ahead with the same strategy is unlikely to lead to value maximizing results. The Board, however, appears recalcitrant and unwilling to re-consider how best to configure the Company and maximize the value of its assets and opportunities.

That is why all AMAG shareholders will benefit from replacing four ineffective directors with individuals who can provide a fresh perspective, instill financial and strategic discipline, and ensure rigorous oversight.

 Our Nominees Will Challenge The Status Quo

We believe that new directors are needed to conduct a comprehensive strategic review at AMAG, return the Company to profitability and monetize Feraheme’s worldwide rights. AMAG calls these potential changes “risky and ill-informed.” Frankly, it is hard to imagine a worse plan than this Board’s continued pursuit of a strategy which has led to $1.1 billion of value destruction for shareholders.

AMAG’s incumbent directors have overseen the loss of vast sums of shareholder wealth and now refuse to be candid about their mistakes and the financial impact to shareholders caused by their decisions. These directors should no longer be trusted to lead the Company. We believe new directors can help make better capital allocation and strategic decisions. It would be hard to do worse.

Our highly-qualified nominees – Paul Fonteyne, Lisa Gersh, David Johnson and Kenneth Shea – will bring fresh perspectives to the Board and, unlike AMAG's current Board, will have no need to justify past decisions or deflect blame. These new directors can instead apply objective business judgment to the problems at AMAG and are prepared to conduct a comprehensive review to make the immediate changes that are urgently needed.

We strongly urge you to support our four nominees for the Board in order to build true and lasting value for all stockholders. Internet voting and telephone voting cannot be used in this solicitation. Please sign, date, and return the enclosed WHITE consent card by mail.

Regards,

David Johnson

Caligan Partners LP

About Caligan Partners LP

Caligan Partners LP is an investment firm headquartered in New York, NY that pursues a deep value-oriented strategy through investments in activist equities and distressed debt.

Investor Contact:

Ed McCarthy / Geoffrey Weinberg

D.F. King & Co., Inc.

+1 (212) 269-5550

AMAG@dfking.com

Media Contact:

Dan Zacchei / Joe Germani

Sloane & Company

+1 (212) 486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

LEGEND

Caligan, Caligan Partners CV II LP, David Johnson, Samuel Merksamer, Paul Fonteyne, Lisa Gersh and Kenneth Shea (collectively, the “Participants”) have filed a definitive consent statement and accompanying form of consent card with the SEC to be used in connection with the solicitation of consents from the stockholders of AMAG Pharmaceuticals, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants because they contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying WHITE consent card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/, on Caligan’s website at www.saveamag.com and from the Participants’ consent solicitor, D.F. King & Co., Inc. by requesting a copy via email to AMAG@dfking.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive consent statement on Schedule 14A, filed by Caligan with the SEC on September 16, 2019. This document is available free of charge from the sources indicated above.

[1] With more than $300 million of consensus product revenue. Source: S&P Capital IQ

[2] With more than $300 million of consensus product revenue. Source: S&P Capital IQ